Exhibit 10.26


                        PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT dated February 7, 2001, entered into between Rafytek, S.A. de C.V. (the "Seller"), herein represented by Mr. Mauricio Hernandez Solis and Nicandro Ortiz Gaspar (the "Purchaser"), pursuant to the following representations and clauses. Terms used with initial capital letters in this Agreement are terms defined elsewhere in this Agreement, such terms shall have the meaning as so defined, both when used in singular or plural.

                       REPRESENTATIONS AND WARRANTIES

I.       Seller represents and warrants that:

(a) It is a corporation duly organized and validly existing pursuant to the laws of the United Mexican States ("Mexico") Mexico, as evidenced by public deed No. 9,428, dated October 27, 1968, granted before Rafael Rebollar Gardtuno, Notary Public No. 84 of Mexico City, Federal District, registered in the Public Registry of Property and Commerce of Merida, Yucatan, under No. 4,374, first instrument ("partida"), page 393, Volume 62, Book Third, Second Auxiliary.

(b) By means of special, power-of-attorney, its representative Mr. Mauricio Hernandez Solis, is duly authorized to execute and deliver this Agreement as evidenced by public deed No. 60,130, dated February 2, 2001, granted before Mr. Miguel Alessio Robles, Notary Public No. 19 of Mexico City, Federal District, which authority has not been revoked or otherwise limited.

(c) It is the legitimate owner of and has marketable title to the land located at Av. San Isidro Fabela No. 116, Parque Industrial Santiago Tianguistenco, Estado de Mexico and of the manufacturing facility and buildings built thereon which are fully described in Schedule 1 to this Agreement (such land, manufacturing facility and buildings, collectively referred to herein as, the "Property"), as evidenced by the public deeds attached hereto forming part of Schedule 1. The Property is free and clear of any liens whatsoever and except for taxes and services payable for the current year, is current in the payment of property (impuesto predial) tax and public services contributions.

Outstanding property tax and public services contributions payable in connection with the Property will be adjusted to the Closing Date with any excess/shortfall being paid and/or refunded as appropriate between the Buyer and the Seller.

(d) It is the legitimate owner of and has marketable title to the machinery, equipment, fixtures and assets (the "Assets") more fully described in Schedule 2 hereto, used by the Seller in its plant at Santiago Tianguistenco to manufacture flat woven polypropylene fabrics and valve bags (the "Business"). All such personal property is being sold as is and is free and clear of any liens whatsoever.

(e) Schedule 3 hereto sets forth the name, title, daily wage and hire date of each hourly employee who works for the Seller ("Employee") and who in terms hereof will be transferred to the Purchaser. Schedule 3 may include salaried employees that the Purchaser wants to retain and has identified to the Seller. An hourly employee is an employee who is typically assigned to handle, convert, test or ship materials or repair or maintain equipment or machinery.

Employee(s), for purposes of this Agreement will only include any employee working at the Santiago Tianguistenco plant and at the offices of the Seller who have expressed their willingness to be transferred to the Purchaser. For those employees wishing to be transferred to the Purchaser, the Seller will not be responsible for any severance payments.

(f) It is the legitimate owner of the raw material, work in process and finished goods inventory listed in Schedule 4 (the "Purchased Inventory") and that this Purchased Inventory will be transferred and sold to the Purchaser on Closing Date at the value shown on Schedule 4 (the "Inventory Value").

The Purchased Inventory will consist principally of resin inventory and of raw material inventory for the valve bag line and of finished goods inventory and raw materials for leno fabrics. The Purchased Inventory quantity will be determined by way of a physical inventory adjustment on the day prior to the Closing Date. As mentioned above, the values per inventory unit will be those shown on Schedule 4.

Inventory other than resin inventory, finished goods and raw materials for leno fabrics, and raw material inventory for the valve bag line is not sold hereunder and constitutes the "Non-Purchased Inventory". On the Closing Date it is expected that there will be some Non-Purchased Inventory title to which shall be retained by the Seller. The Purchaser agrees to let the goods conforming the Non-Purchased Inventory be transferred to another at the Sellers' facilities within two months of the Closing Date. The Purchaser will help facilitate this transfer of Non-Purchased Inventory at no cost.

(g) Schedule 5 sets forth the Employee Replacement (Patron Substituto)
Agreement.

(h) Schedule 6 shows the purchase order with Steel Heddle for Leno Parts.

(i) It has the power and authority to enter into this Agreement and requires no corporate or governmental authorization and approval other. than those it has already obtained, to enter into this Agreement and to perform its obligations hereunder.

(j) The entering into this Agreement and the performance of its obligations hereunder does not contravene or result in any breach of (i) its estatutos sociales, (ii) any applicable law, rule or order, or (iii) any agreement of any nature whatsoever to which the Seller may be a party, or any order, or authorization of any nature binding upon it.

(k) This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

II.      Purchaser represents and warrants that:

(a) He is a resident of Mexico with sufficient legal capacity to enter into this Agreement and comply with his obligations hereunder.

(b) He is married under the regime of separate assets and does not require the consent of his spouse to enter into this Agreement nor does it require the consent or authorization of any individual, corporation or authority whatsoever, to enter into and comply with this Agreement.

(c) He has inspected the Property, the Assets, the Leno Parts and the Purchased Inventory and is fully aware of their conditions and accepts each of them as is.

(d) The execution, delivery and compliance by him of this Agreement will not violate, conflict with or result in a breach of nor will it result in default under, applicable law or any agreement to which he is a party, or by which he, his properties or assets may be bound, will violate any order, rule, regulation, injunction, decree, judgment, statute, law or ruling of any court, administrative agency or governmental agency applicable to the Purchaser, any of his properties or assets.

(e) He has full power and authority to enter into, and perform his obligations hereunder, which constitute his valid and binding obligation.

NOW, THEREFORE, THE PARTIES AGREE TO THE FOLLOWING:

                                  CLAUSES

First. Sale. Subject to the terms end conditions set forth herein, Seller hereby sells to Purchaser and Purchaser agrees to purchase, free of any lien, encumbrance, ownership limitation or charge of any nature whatsoever, the Property, the Assets, the Purchased Inventory and Leno Parts as such terms have been defined herein and are fully described in Schedules 1, 2, 4 and 6 to this Agreement.

Second. Price. Purchaser and Seller hereby agree that the total purchase price to be paid by Purchaser for the Property and the Assets shall be the amount of US$1,900,000.00 (One Million Nine Hundred Dollars of the United States of America 00/100) (the "Property and Assets Purchase Price") plus the Value Added Tax applicable to the constructions and the Assets; in addition, the Purchaser shall pay to the Seller (i) as purchase price for the Purchased Inventory (the "Inventory Purchase Price") the Inventory Value as noted on Schedule 4 times the inventory quantity as determined by a physical inventory count on the day prior to the Closing Date plus Value Added Tax; and (ii) U.S.$51,517.60 as purchase price for the Leno Parts (the "Leno Parts Purchase Price").

USA
Fed Wire ABA: 111 000 012
Beneficiary Account: 3751-444-815
Rafytek, S.A. de C.V

or to any other bank account as designated by the Seller in writing and will be made in U.S. Dollars.

In the event the land on which the Property is located is valued by the appraisal to be obtained by the Purchaser for the public deed pursuant to Clause Fourth hereof, at a different value than U.S.$200,000.00 or its equivalent in Mexican Pesos, and therefore the VAT on the Property is different from that set forth in this Agreement, the parties agree to pay or reimburse the difference before execution of the public deed for the transfer of the Property.

Fourth. Transfer of Title and Related Provisions. Beneficial ownership, possession and risk in respect of the Property, Assets, Purchased Inventory and Leno Parts as is, shall, pass to the Purchaser as of and with effect from the Closing Date.

Upon receipt by seller of the full amount of the Purchase Price as herein provided, title to the Property, Assets, Leno Parts and the Purchased Inventory shall be irrevocably and unconditionally transferred to Purchaser free and clear of any and all liens, charges, encumbrances or other limitations of domain.

Within thirty days from the Closing Date, conveyance of title to the Property shall be formalized before a notary public elected by the Purchaser. All fees, and expenses related to the formalization of the Property conveyance shall be the responsibility of the Purchaser, including registration rights.

On the Closing Date, the Purchaser shall, deliver to the Seller a letter stating that he has received the Property, Assets, Leno Parts and the Purchased Inventory as is, to his full satisfaction and that except as provided in Clause Fifth hereof, he reserves no right of claim against the Seller in connection hereunder, the Property, Assets, Leno Parts and the Purchased Inventory.

The parties shall cooperate in good faith in all respects regarding this Agreement and shall execute and deliver all necessary documents in order to formalize the transactions contemplated hereunder.

Fifth. Warranty of Title. Seller guarantees title to Purchaser (respondera del saneamiento para el caso de eviccion) and agrees to indemnify, defend and hold harmless Purchaser, his successors and assigns in the event of eviction of the Property (saneamiento para el caso de eviccion), in terms of Article 1743 of the Civil Code.

As the Purchaser is aware of the conditions of the Property, Assets, Leno Parts and the Purchased Inventory and has done all investigations at his satisfaction, Purchaser hereby waives any indemnification from Seller in respect of any hidden defects that the Property, Assets, Leno Parts and the Purchased Inventory may now or hereafter have.

Sixth. Transfer of Employees and Employer Replacement. The Parties recognize that prior to the execution hereof, the Employees of the Seller were notified by the Purchaser of his intention to buy the Property, Assets, Leno Parts and the Purchased Inventory, and those Employees listed in Schedule 3 hereto (collectively the "Transferred Employees"), to the best knowledge of the Seller, have stated their willingness to become employees of the Purchaser.

As a consequence, simultaneously with the execution of this Agreement, the parties execute an Employer Replacement (Patron Substituto) Agreement to be effective on the Closing Date in the terms and conditions of Schedule 5 hereto, and the Purchaser agrees to enter into the corresponding arrangements with each one of the Transferred Employees.

Effective as of the Closing Date therefore, Transferred Employees shall cease to be employees of the Seller, no further labor relationship will subsist between the Seller and such Transferred Employees and any and all current and future liabilities of the Seller with respect to any such Transferred Employees shall become the liability of the Purchaser. The Purchaser undertakes to obtain from each Transferred Employee a letter of acknowledgement of transfer to the patron sustituto and to deliver an original thereof to the Seller, within 10 days after the Closing Date.

Neither this Agreement nor the consummation of the transactions contemplated hereby will entitle any of the Transferred Employees to any severance benefits. To the extent the Purchaser hires any employees from the Santiago Tianguistenco facility not listed in Schedule 3, any severance payment payable to them will be reimbursed to the Seller by the Purchaser.

Purchaser shall defend and hold harmless the Seller, its directors, shareholders and officers from any liability related to any Transferred Employee after the Closing Date.

This provision also specifically covers any future severance costs paid to the Transferred Employees subsequent to the Closing Date.

Seventh. No-Shop Agreement. Purchaser hereby agrees that after the Deposit Date, he will refrain from contacting or making any kind of labor offer to any of the employees of the Seller which (i) are not currently employed by the Business, (ii) have chosen to continue working for the Seller, or (iii) are working for the Seller in its other plants.

Eighth. Non-Compete Agreement. Purchaser hereby acknowledges that the Flexible Intermediate Bulk Container Fabric ("FIBC Fabric") and Flexible Intermediate Bulk Container Bag ("FIBC Bag") business is a core business of the Seller, which the Seller is not selling to the Purchaser but will continue to be the Seller's core business. The Assets and Purchased Inventory being acquired by the Purchaser hereunder will be used by the Purchaser for the production of other fabrics and finished products which do not fall within the FIBC Fabric and FIBC Bag business, and the Seller is entering into this Agreement based upon the understanding that the Purchaser is not and will not get involved in the FIBC Fabric and FIBC Bag business. Therefore, the parties agree to this non-compete provision as an essential element of this Purchase and Sale Agreement.

Purchaser hereby agrees that after the Deposit Date and for a term of three
(3) years after the Closing Date, Purchaser will refrain, either individually, in association or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in, or be concerned with, a business which is competitive with the FIBC Fabric or FIBC Bag business of the Seller as at the relevant date within the United Mexican States, the United States of America or Canada. In the event the Purchaser breaches such an obligation, he will pay to the Seller a penalty fee of U.S.$20,000.00 (Twenty thousand United States Dollars 00/100) for each violation.

Subsequent to the Closing Date, at the exclusive order of the Seller or any affiliate or subsidiary thereof, the Purchaser may sell FIBC Fabric to the Seller or to whomever the Seller may direct, at freely negotiated terms and conditions. Such purchase by the Seller from the Purchaser will not consist a breach on this Clause Eight.

Ninth. Indemnification. (a) Each of the parties hereto hereby agrees to defend and hold harmless the other party (the "Indemnified Party"), its shareholders, directors, officers, successors and assigns, from and against any damages suffered or incurred, arising out of and/or resulting from any inaccuracy, breach, default or misrepresentation of or by the other party hereunder.

(a) The indemnification required by this Agreement shall be made when reasonable and properly documented losses, damages, costs and expenses (including without limitation, attorney's fees and expenses) or liabilities are incurred. Any indemnities payable under this Agreement shall be limited to the amount of direct or indirect damages sustained by the Indemnified Party, net of any insurance proceeds, favorable tax effects or other recovery actually received by such Indemnified Party but increased by any Taxes arising out of any indemnity payment.

Tenth. Expenses. Each party hereto shall bear its own costs and expenses in connection with the execution and delivery of this Agreement and the transactions contemplated herein, including without limitation, its own legal fees, accounting and other professional fees.

The Purchaser shall pay the fees of the appraiser referred to in Clause Third hereof and the fees and expenses corresponding to the notarization of the Property conveyance and the registration thereof.

Eleventh. Taxes. Each party will be responsible for the payment of the taxes corresponding to it by virtue of this transaction. The Purchaser will pay any transfer tax related to the acquisition of the Property and any value added taxes provided for in this Agreement.

Twelfth. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered or certified mail, return receipt requested, or reputable courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, seven days after mailing (one Business Day in the case of overnight courier service), as follows.

(i)  if to Purchaser:      Nicandro Ortiz Gaspar
                           Av. Madero Poniente No. 2031
                           Col. Union Popular
                           Morelia, Michoacan
                           58140, Mexico
                           Tel: (43) 164419

(ii)  if to Seller:        Rafytek, S.A. de C.V.
                           Att'n. Mauricio Nernandez Solis
                           Homero 1425-901
                           Mexico, D.F.
                           Tel:     (525) 580 1414
                           Fax:     (525) 580 1382

With copy to:              Consoltex (USA) Inc.
                           Att'n. Paul J. Bamatter
                           1040 Avenue of the Americas
                           New York, N.Y. 10018
                           U.S.A.
                           Tel.     (212) 596 0480
                           Fax.     (212) 596 0483

Thirteenth. Confidentiality. The Purchaser agrees that any information, names, paper, figures, studies, production systems or any other information related to the Seller's FIBC business, including, by way of illustration and not by way of limitation, trade, business and technical matters, confidential or private infuriation, business plans, commercial trade, trade-names, trade-marks and technological secrets of Seller and its affiliates or customers, shall be regarded as privileged and confidential information and, therefore, the Purchaser shall refrain and cause all persons related to it to refrain, from disclosing, disseminating or revealing said information to any person. The Purchaser recognize that disclosing said information may cause damages to the Seller and in the event the Purchaser breaches such an obligation, he will pay to the Seller a penalty fee of U.S.$20,000.00 (Twenty thousand United States Dollars 00/100) for each violation.

Fourteenth. Intellectual Property. Purchaser hereby acknowledges and agrees that the trademarks such as Rafytek, Vera Pak, Rafyton and others used by the Seller are the exclusive property of the Seller and that the Purchaser shall not be entitled to used any of these trademarks, commercial names and other intellectual property.

Fifteenth. Interpretation; Headings; Schedules. The headings contained in this Agreement or in any Schedule hereof are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules attached hereto or referred to herein are hereby incorporated by reference and are part of this Agreement as if set forth herein.

Sixteenth. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof.

Seventeenth. Relocation of Equipment and Inventory. Subsequent to the Closing Date, and for a maximum period of two months, thereafter, the Seller and. its employees will be continuing the process of taking those items of machinery, equipment, inventory and fixtures out of the Property that are not listed in Schedules 2 and 4. The Purchaser and his employees will assist and enable the Seller to complete this task as efficiently as possible, all working together in good faith.

Eighteenth. On-going Operations by Seller the Santiago Tianguistenco Plant. For a two month period subsequent to the Closing Date, the Purchaser shall allow the Seller to operate the coating line in the Santiago Tianguistenco plant and to ship finished goods. The Seller will be responsible to operate the machinery, to ship finished goods and to pay for all direct costs. The Purchaser will provide labor to operate the machine, to ship finished goods and to move material, and to charge the Seller at the employees' daily wage rate. At the Sellers option, Seller may provide employees to run and supervise the coating line, to supervise and document shipments, and to control inventory. These employees will be given unrestricted access to the plant seven days per week, 24 hours per day.

Before the end of the two month period subsequent to the Closing Date, the Seller will move the coating machine and the three external silos not transferred to the Purchaser to another location. The Purchaser will enable and assist the Seller in the transfer of the coating machine and three external silos to the location of its choice and will in no way and under no circumstance prevent this transfer of machinery from occurring.

Nineteenth.       Arbitration.

(a) The parties shall use their respective best efforts to settle amicably all disputes or differences concerning the interpretation, performance or application of any provision of this Agreement. If any such dispute or difference cannot be settled, however, each party shall have the right to refer it to arbitration for final settlement without recourse to the courts. This shall not include disputes concerning the validity and application of this Arbitration Clause.

(b) All disputes arising in connection with this Agreement shall be finally settled under the provisions of the Commercial Arbitration Rules of the American Arbitration Association, by three arbitrators appointed in accordance with said rules.

(c) The place of arbitration shall be Mexico, Federal District. The English language shall be used throughout the arbitral proceedings, the awards and other resolutions must be based on the provisions of this Agreement and only if not provided for herein, they shall be based on Mexican law.

Twentieth. Product Liability. Liability for all goods and products shipped on or prior to the Closing Date shall be the exclusive responsibility of the Seller. Liability for all goods and products shipped after the Closing Date shall apply exclusively to the Purchaser.

Twenty-first. Purchase of Leno Parts. The Seller, prior to listing the Santiago Tiaguistenco plant for sale, had placed orders from Steel Meddle for the purchase of U.S.$51,5l7.60 of leno parts (the "Leno Parts"). The Purchaser agrees to pay, on the Closing Date U.S.$51,517.60 to the Seller and the Seller agrees to deliver, on the Closing Date, to the Purchaser the Leno Parts order from Steel Heddle. The purchase order is shown in Schedule 6 hereto.

Twenty-second. Access to the Property prior to the Closing Date. Purchaser may visit the Santiago Tianguistenco plant between the Deposit Date and the Closing Date during normal business hours for planning purposes. Requests to visit should be made 24 hours in advance to Fernando Sanchez Garcia or his successor in functions. Representatives of the Purchaser shall not direct or meet with employees without the presence and permission of Fernando Sanchez Garcia or his successor in functions. Seller will work to accommodate the planning needs of the Purchaser during this period.

Twenty-third. Languages. This contract is executed in both English and Spanish versions. In case of conflict, between both versions, the Spanish version, shall govern.

Twenty-fourth. Applicable Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws applicable in the State of Mexico, Mexico.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

         THE SELLER                           THE PURCHASER

RAFYTEK, S.A. DE C.V.



By:  /s/ Mauricio Hernandez Solis            /s/ Nicandro Ortiz Gaspar
     ---------------------------------       -----------------------------------
Name:    Mauricio Hernandez Solis             Nicandro Ortiz Gaspar
Title:   Attorney-in-fact